UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 9, 2011

Vital Images, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22229	41-1321776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Opus Parkway, Suite 300 Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (952) 487-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.               Change in Control of Registrant.

On June 9, 2011, Toshiba Medical Systems Corporation, a company formed under the laws of Japan (“TMSC”), announced that the offer (the “Offer”) by Magenta Corporation, a Minnesota corporation (“Purchaser”) and a wholly owned subsidiary of TMSC, to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Vital Images, Inc., a Minnesota corporation (the “Company”), at a price of $18.75 per share of Common Stock, in cash, net to the seller, without interest and subject to any required withholding taxes, expired at 12:00 midnight, New York City time, on June 8, 2011.  The depositary for the Offer advised TMSC that 11,819,158 shares of Common Stock had been validly tendered and not properly withdrawn in the Offer (including 557,935 shares of Common Stock subject to guaranteed delivery procedures).  The number of shares validly tendered and not properly withdrawn upon expiration of the Offer represented approximately 83.9% of all then-outstanding shares of Common Stock, and approximately 72.4% of the Company’s voting securities determined on a fully diluted basis.  All shares of Common Stock that were validly tendered in the Offer and not properly withdrawn were accepted by Purchaser for payment.  The Offer was conducted pursuant to the previously disclosed Agreement and Plan of Merger, dated as of April 27, 2011 (the “Merger Agreement”), among TMSC, Purchaser and the Company.  TMSC has advised the Company that Toshiba Corporation, a company formed under the laws of Japan and the parent company of TMSC, has provided or caused one of its direct or indirect subsidiaries (including TMSC) to provide Purchaser with sufficient funds from internally available cash to pay for the shares of Common Stock accepted for payment in connection with the Offer.

Item 5.02.               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, as of the acceptance time of the Offer, the Company accepted the resignations of each of Michael Carrel, Oran Muduroglu, Gregory Peet, Richard Perkins, Douglas Pihl and Dr. Michael Vannier from the Board of Directors of the Company.  On June 9, 2011, TMSC exercised its rights under the Merger Agreement to designate members of the Company’s Board of Directors. In connection therewith, and promptly following a request by TMSC, the Board of Directors of the Company appointed the following designees of TMSC (collectively the “TMSC Designees”) to fill the vacancies resulting from the above-referenced resignations, to hold office until the Company’s next annual meeting of shareholders and until their successors are elected and duly qualified:

•                  Satoshi Tsunakawa;

•                  Toshio Takiguchi;

•                  Fredric J. Friedberg;

•                  Keiji Tanaka;

•                  Akio Tsukada; and

•                  Calum Cunningham.

Each of Toshio Takiguchi, Frederic Friedberg, and Keiji Tanaka has been appointed to serve as a member of the Governance and Nominating Committee and Compensation Committee.  As of June 9, 2011, the Audit Committee of the Board of Directors consists of James Hickey and Sven Wehrwein, and the Company’s Board of Directors disbanded its Strategy Committee as of that date.

Information about the TMSC Designees was previously furnished to the Company by TMSC and is set forth in Annex I to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities and Exchange Commission on May 11, 2011.

The description of the Merger Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 28, 2011 and is incorporated herein by reference.

Item 8.01.                                              Other Events.

In connection with Purchaser’s purchase of shares of Common Stock pursuant to the Offer, the Company became a “controlled company” as defined by NASDAQ Marketplace Rules.  As a result, the Company may avail itself of certain exemptions to the corporate governance requirements under NASDAQ Marketplace Rules, including exemptions from the rules that require the Company to have (i) a majority of independent directors on the Board of Directors; (ii) the compensation of the Company’s executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iii) the Company’s chief executive officer absent during voting or deliberations regarding the chief executive officer’s compensation; and (iv) director nominees selected, or recommended for selection by the Board of Directors, either by a majority of the independent directors or a nominating committee compose solely of independent directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VITAL IMAGES, INC.

Date: June 9, 2011	/s/ Michael H. Carrel
Michael H. Carrel
President and Chief Executive Officer